Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

CONTACT:	7720 N Dobson Road
Kara Stancell, Investor Relations & Corporate Communications,	Scottsdale, AZ 85256
(480) 291-5854	(602) 808-8800
www.Medicis.com
MEDICIS RECEIVES NOTICE OF ALLOWANCE FOR SOLODYN® PATENT
SCOTTSDALE, Ariz.—October 13, 2009—Medicis (NYSE:MRX) today announced that the United States Patent and Trademark Office (USPTO) has issued a Notice of Allowance for Medicis’ United States patent application directed to the use of SOLODYN® (minocycline HCl, USP) Extended Release Tablets in all five currently available dosage forms.
The patent application is U.S. Application No. 11/166,817, entitled “Method For The Treatment Of Acne.” The newly allowed claims include subject matter covering methods of using a controlled-release oral dosage form of minocycline to treat acne.
“We are pleased to announce receipt of this Notice of Allowance by the USPTO,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “This represents yet another important element of maintaining the SOLODYN franchise. When issued, these allowed patent claims will further enhance the intellectual property protection of the SOLODYN brand.”
A Notice of Allowance generally completes the substantive examination of a patent application. The normal process which results in final issuance of a United States patent involves several administrative steps that are typically completed in due course following issuance of such a notice.
SOLODYN has three issued patents. U.S. Patent No. 5,908,838 relates to the use of the SOLODYN unique dissolution rate, and expires in 2018. U.S. Patent No. 7,541,347 relates to the use of the 90mg controlled-release oral dosage form of minocycline to treat acne, and expires in 2027. U.S. Patent No. 7,544,373 relates to the composition of SOLODYN in 90mg tablet form, and expires in 2027. As of today, the Company has a number of U.S. patent applications associated with the SOLODYN program on file at the USPTO.
About SOLODYN® Extended Release Tablets
Launched to dermatologists in July 2006 after approval by the U.S. Food and Drug Administration on May 8, 2006, SOLODYN is the only branded oral minocycline approved for once daily dosage in the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in patients 12 years of age and older. SOLODYN is the first approved minocycline in extended release tablet form. SOLODYN is lipid soluble, and its mode of action occurs in the skin and sebum. SOLODYN is available by prescription in 45mg, 65mg, 90mg, 115mg and 135mg extended release tablet dosages.

About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the brands DYSPORT™ (abobotulinumtoxinA) 300 Units for Injection, PERLANE® (hyaluronic acid), RESTYLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LIDEX® (fluocinonide) Cream 0.05%, LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, the LIPOSONIX®1 System and the over-the-counter brand ESOTERICA®.
For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof. Among other things, there can be no assurance that the Notice of Allowance will result in the final issuance of the patent, as well as no assurance as to the timing of the final issuance of the patent.
SOLODYN® Tablets Safety Information
The most commonly reported side effects were headache, fatigue, dizziness and pruritus. Minocycline, like other tetracyclines, can cause fetal harm when administered to a pregnant woman. Tetracycline drugs should not be used during tooth development (last half of pregnancy and up to 8 years of age) as they may cause permanent discoloration of teeth. Pseudomembranous colitis has been reported with nearly all antibacterial agents and may range from mild to life threatening. Central nervous system side effects including light-headedness, dizziness, or vertigo, have been reported with minocycline therapy. In rare cases, photosensitivity has been reported. This drug is contraindicated in persons who have shown hypersensitivity to any of the tetracyclines.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. All trademarks are the property of their respective owners.

[1]	The LIPOSONIX® System is not cleared for sale in the U.S.

2